EXHIBIT 2(b)


                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

     This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of October 28, 2002, is made by and between Pak Mail Centers of America, Inc., a Colorado corporation (the "Company"), and Pak Mail Acquisition Corp., a Colorado corporation (the "Purchaser").

                                    RECITALS
                                    --------

     A.The parties hereto (the "Parties") are the Parties to that certain Agreement and Plan of Merger, dated as of October 17, 2002 (the "Merger Agreement") by and between the Company and the Purchaser.

     B.The Parties now wish to amend the Merger Agreement to modify the capitalization information provided therein.

     NOW THEREFORE, in consideration of the mutual agreements contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

     Section 1. Definitions. Unless otherwise defined herein, capitalized terms used herein have the respective meanings set forth in the Merger Agreement.

     Section 2. Amendments to the Merger Agreement. Section 1.7(d) is hereby deleted in its entirety, and the following is inserted in place thereof:

          "(d) At the Effective Time, each issued and outstanding share of Series C preferred stock, without par value, of the Company will become one issued and outstanding share of Series C preferred stock, without par value, of the Surviving Corporation."

Section 3.5(a) of the Merger Agreement is hereby deleted in its entirety, and the following is inserted in place thereof:

          "(a) The authorized capital stock of the Company consists of 200,000,000 Shares and 10,000,000 shares of the Company's preferred stock, without par value, of which 1,500 are designated as Series A preferred stock, 1,000 are designated as Series B preferred stock and 2,500 are designated as Series C preferred stock. As of the close of business on October 15, 2002, (i) 3,877,737 Shares were issued and outstanding and no Shares were held in treasury and (ii) no shares of Series A preferred stock were issued, outstanding or held in treasury, (iii) no shares of Series B preferred stock were issued, outstanding or held in treasury and (iv) 2,216.668 shares of Series C preferred stock (the "Preferred Shares") were issued and outstanding and no Preferred Shares were held in treasury. As of the close of business on October 15, 2002, Options to acquire an aggregate of 108,160 Shares were outstanding under the Option Plans. All outstanding shares of the capital stock of the Company have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights."

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     Section 3. Effect. Except as amended hereby, the Merger Agreement shall remain in full force and effect in all respects.

     Section 4. Representations. Each of the Parties hereto represents to the other that (i) the execution, delivery and performance of this Amendment are within its corporate powers, (ii) except for the adoption of this Amendment by the affirmative vote of a majority in voting interests of the outstanding shares of the Parties, this Amendment has been duly authorized by all necessary corporate action, and (iii) this Amendment has been duly and validly executed and delivered.

     Section 5. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, but all such counterparts taken together shall constitute one and the same agreement.

     Section 6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF COLORADO TO BE APPLIED.

                                       ***

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


     IN WITNESS WHEREOF, the Amendment has been duly executed by the Parties hereto as of the day and year first written above.

PAK MAIL CENTERS OF AMERICA, INC.


By :  /s/  P. Evan Lasky
    ------------------------------
           P. Evan Lasky
           President and Chief Executive Officer


PAK MAIL ACQUISITION CORP.


By :  /s/  F. Edward Gustafson
    ------------------------------
           F. Edward Gustafson
           President


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